Exhibit 99.1

For Immediate Release

Livongo Awarded Diabetes Contract for Eligible Population for Approximately 5.3 Million Beneficiaries Through the Federal Employees Health Benefits Program

Largest Contract in Company History Makes Livongo for Diabetes a Covered Benefit; Opens Government Sector

Mountain View, CA – October 7, 2019 – Livongo Health, Inc (Nasdaq: LVGO), a leading Applied Health Signals company empowering people with chronic conditions to live better and healthier lives, today announced it was awarded a contract to provide the Livongo for Diabetes solution to eligible members covered by the Federal Employees Health Benefits Program (FEHBP) who are living with Type 1 or Type 2 diabetes under one health plan covering 5.3 million federal employees, retirees, and their families out of the nearly 8 million people who receive their benefits through the FEHBP. Link to health plan press release here.

Livongo signed a two-year agreement which will launch the Livongo for Diabetes program starting on January 1, 2020 and expects a nine to twelve-month deployment period to those eligible members living with diabetes. Livongo expects that this agreement will add approximately 25,000 Livongo for Diabetes Members in 2020, growing to approximately 45,000 Members in 2021. This is larger than the expectation of 20,000 to 30,000 total Members previously disclosed by Livongo. Based on this updated expected enrollment, we anticipate this agreement will account for $20-25 million in revenue in 2020 and $30-35 million in revenue for 2021, or a total of $50-60 million including both years.

“This is Livongo’s largest agreement to provide diabetes services in our history and is another great example of the market’s excitement about our Applied Health Signals platform and how our business is expanding from working primarily with self-insured employers, to broader and larger markets including government employees, labor unions, and the fully-insured populations of our health plan partners,” said Livongo Chief Executive Officer Zane Burke. “As we continue to show that Livongo creates a better Member experience that leads to improved clinical outcomes and lower costs, we are excited to work with more organizations that are bringing Livongo’s services into the fabric of the health benefits design for hundreds of thousands of people.”

Dr. Jennifer Schneider, M.D., M.S., President of Livongo, commented, “This win highlights two of our competitive advantages. First, government entities and large plans want to see multi-year, clinically validated results at scale, and only Livongo has that independently validated data. Second, our AI+AI engine, which aggregates information from our own devices, electronic health records, pharmacy records, smart watches, and continuous glucose monitors, interprets that information, applies it back to our Members to learn what works, and then iterates using Health Nudges™, is making us smarter and more Member focused every day.”

Livongo’s Applied Health Signals platform leverages advanced technology and data science to understand people’s unique health needs and then provide clinically-based guidance, or Health Nudges, to drive positive behavior change. The Livongo for Diabetes solution leads to higher Member satisfaction1, improved clinical outcomes2, and lower overall healthcare spending3.

A 2019 study demonstrated that 94 percent of Livongo for Diabetes program Members who completed a program survey achieved improved Diabetes Empowerment Scale – Short Form (DES-SF) or Diabetes Distress Scale 2 (DDS2) in year one of the Livongo for Diabetes Program; effectively improving confidence in diabetes self-management while

150 West Evelyn Ave, Suite 150, Mountain View, CA 94041                (866) 435-5643                livongo.com

decreasing burnout related to diabetes management4. A separate 2019 study published in the Journal for Medical Economics showed that the Livongo for Diabetes program delivered an $88 per Member per month reduction in medical spending for Livongo Members when compared to the matched non-Livongo population and that employers experienced a positive return on investment in one year5.

About Livongo

Livongo offers a whole person platform that empowers people with chronic conditions to live better and healthier lives, beginning with diabetes and now including hypertension, weight management, diabetes prevention, and behavioral health. Livongo pioneered the new category of Applied Health Signals to silence noisy healthcare. Our team of data scientists aggregate and interpret substantial amounts of health data and information to create actionable, personalized and timely health signals. The Livongo approach has demonstrated that it can deliver better clinical and financial outcomes while creating a different and better experience for people with chronic conditions. For more information, visit: www.livongo.com or engage with Livongo on LinkedIn or Twitter.

Media Contact:

John Hallock

press@livongo.com

617-615-7712

Investor Contact:

Alex Hughes

Investor-relations@livongo.com

650-413-9528

[1]	November 2018 Business Report

[2]	JENNIFER BOLLYKY, WEI LU, JENNIFER SCHNEIDER
Diabetes Jul 2018, 67 (Supplement 1) 406-P; DOI: 10.2337/db18-406-P

[3]

Christopher M. Whaley, Jennifer B. Bollyky, Wei Lu, Stefanie Painter, Jennifer Schneider, Zhenxiang Zhao, Xuanyao He, Jennal Johnson & Eric S. Meadows (2019) Reduced medical spending associated with increased use of a remote diabetes management program and lower mean blood glucose values, Journal of Medical Economics, 22:9, 869-877, DOI: 10.1080/13696998.2019.1609483

[4]

Jennifer Bollyky, MD1,2, Wei Lu, PhD[1], Stefanie Painter, DHEd[1], Bimal Shah, MD1,4, Jiat Ling Poon, PhD[3],, Magaly Perez-Nieves, MPH, PhD[3], 1. Livongo Health, Mountain View, CA, 2. Stanford University Hospital and Clinics, Stanford, CA, 3. Eli Lilly & Company, Indianapolis, IN 4. Duke University, Durham, NC

[5]

Christopher M. Whaley, Jennifer B. Bollyky, Wei Lu, Stefanie Painter, Jennifer Schneider, Zhenxiang Zhao, Xuanyao He, Jennal Johnson & Eric S. Meadows (2019) Reduced medical spending associated with increased use of a remote diabetes management program and lower mean blood glucose values, Journal of Medical Economics, 22:9, 869-877, DOI: 10.1080/13696998.2019.1609483

150 West Evelyn Ave, Suite 150, Mountain View, CA 94041                (866) 435-5643                livongo.com